Phillips 66 Partners Reports Fourth-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Fourth-Quarter 2018 Earnings

Highlights

Fourth Quarter

•	Reported earnings of $221 million and adjusted EBITDA of $309 million

•	Raised quarterly distribution by 5.4 percent to $0.835 per common unit

•	Achieved five-year 30 percent distribution CAGR

•	Record pipeline and terminal throughput volumes

•	Commenced Sweeny to Pasadena products expansion project

Full-Year 2018

•	Reported earnings of $796 million and adjusted EBITDA of $1.1 billion

•	Increased distributions per common unit by 22 percent

•	Expanded Sand Hills Pipeline capacity to 485,000 BPD

•	Received record distributions of $477 million from equity affiliates

•	Progressed construction of 900,000-BPD Gray Oak Pipeline

HOUSTON, Feb. 8, 2019 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter 2018 earnings of $221 million, or $1.09 per diluted common unit. Cash from operations was $240 million, and distributable cash flow was $238 million. Adjusted EBITDA was $309 million in the fourth quarter, compared with $305 million in the prior quarter.

“We ended 2018 with another strong quarter, running safely and reliably while delivering record financial results,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “Our assets performed well, we achieved our 30 percent five-year distribution CAGR target, and we further advanced our organic growth projects. Our disciplined approach to capital investment, along with our scale and financial strength, positions us well for future growth. We will continue to reward our unitholders through increasing distributions.”

On Jan. 22, 2019, the general partner’s board of directors declared a fourth-quarter 2018 cash distribution of $0.835 per common unit, a 5.4 percent increase over the previous quarter distribution of $0.792 per common unit. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Financial Results

Phillips 66 Partners’ fourth-quarter earnings were $221 million, compared with $217 million in the prior quarter. The Partnership reported adjusted EBITDA of $309 million in the fourth quarter, compared with $305 million in the third quarter. The improvement reflects higher equity earnings, mainly due to increased Bakken Pipeline volumes.

Liquidity, Capital Expenditures and Investments

As of Dec. 31, 2018, total debt outstanding was $3 billion. The Partnership had $1 million in cash and cash equivalents and $625 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $331 million, including $20 million of maintenance capital. Expansion capital of $311 million included investments in the Gray Oak, Sand Hills and Bayou Bridge pipelines, as well as spend on the new isomerization unit at the Phillips 66 Lake Charles Refinery and the Clemens Caverns expansion.

Strategic Update

Phillips 66 Partners is expanding the Sweeny to Pasadena Pipeline by 80,000 barrels per day (BPD). In addition, products storage capacity will be increased by 300,000 barrels at the Pasadena Terminal and new connectivity will be added to third-party terminals. The project is expected to be completed in the second quarter of 2020.

The Partnership is constructing the 900,000-BPD Gray Oak Pipeline, which will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi and Freeport, including the Phillips 66 Sweeny Refinery. Phillips 66 Partners will have a 42.25 percent ownership in the pipeline, which is anticipated to be in service by the end of 2019.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have two deepwater docks and planned storage capacity of 6.5 million to 7 million barrels. Phillips 66 Partners owns a 25 percent interest in the terminal, which is expected to start up by mid-2020.

The Sand Hills Pipeline expansion was completed in the fourth quarter of 2018, increasing the capacity to 485,000 BPD. The pipeline transports natural gas liquids (NGL) from the Permian and Eagle Ford to the Texas Gulf Coast and is owned one-third by the Partnership.

The Bayou Bridge Pipeline operates from Nederland, Texas, to Lake Charles, Louisiana. Commercial operations for the extension from Lake Charles to St. James, Louisiana, are expected to begin in March. Phillips 66 Partners owns a 40 percent interest in the joint venture.

The Partnership is constructing a 25,000-BPD isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher-octane gasoline blend components. The project includes a long-term agreement with Phillips 66 for processing services with a minimum volume commitment. Completion is expected in the third quarter of 2019.

In connection with the Phillips 66 project to add NGL fractionation capacity at the Sweeny Hub, the Partnership is increasing storage capacity at Clemens Caverns from 9 million barrels to 15 million barrels. The caverns expansion is expected to be completed in late 2020.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Phillips 66 Partners is constructing a new pipeline that will connect storage in Lake Charles, Louisiana, to its Clifton Ridge Marine Terminal. This connection is expected to enable additional product exports of up to 50,000 BPD from the Phillips 66 Lake Charles Refinery. The project is backed by a long-term agreement that includes a minimum volume commitment. The pipeline is expected to be completed in the second quarter of 2019.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EST to discuss the Partnership’s fourth-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Brent Shaw (investors) 832-765-2297 brent.d.shaw@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Fourth-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

A reconciliation of current quarter adjusted EBITDA to net income accompanies this release. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings and capital spending refer to net income and capital spending attributable to the Partnership, respectively. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q4 2018	Q3 2018
Selected Income Statement Data
Total revenues and other income	$393	384
Net income	221	217
Net income attributable to the Partnership	221	217

Adjusted EBITDA	309	305
Distributable cash flow	238	218

Net Income Attributable to the Partnership Per Limited Partner Unit—Diluted (Dollars)
Common units	$1.09	1.10

Selected Balance Sheet Data
Cash and cash equivalents	$1	100
Equity investments	2,448	2,215
Total assets	5,819	5,643
Total debt	3,048	2,922
Equity held by public
Preferred units	746	746
Common units	2,485	2,451
Equity held by Phillips 66
Common units	592	567
General partner	(1,313)	(1,320)

Phillips 66 Partners Reports Fourth-Quarter Earnings

Statement of Income

	Millions of Dollars
	Q4 2018	Q3 2018
Revenues and Other Income
Operating revenues—related parties	$263	256
Operating revenues—third parties	7	9
Equity in earnings of affiliates	123	118
Other income	—	1
Total revenues and other income	393	384

Costs and Expenses
Operating and maintenance expenses	88	84
Depreciation	30	30
General and administrative expenses	16	16
Taxes other than income taxes	8	8
Interest and debt expense	28	28
Other expenses	—	1
Total costs and expenses	170	167
Income before income taxes	223	217
Income tax expense	2	—
Net income	221	217
Less: Net income attributable to Predecessors	—	—
Net income attributable to the Partnership	221	217
Less: Preferred unitholders’ interest in net income attributable to the Partnership	9	9
Less: General partner’s interest in net income attributable to the Partnership	68	64
Limited partners’ interest in net income attributable to the Partnership	$144	144

Phillips 66 Partners Reports Fourth-Quarter Earnings

Selected Operating Data

	Q4 2018	Q3 2018
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$118	123
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	1,049	1,047
Refined petroleum products and natural gas liquids	1,035	959
Total	2,084	2,006

Average pipeline revenue per barrel (dollars)	$0.61	0.66

Terminals
Terminal revenues (millions of dollars)	$43	37
Terminal throughput (thousands of barrels daily)
Crude oil(2)	460	436
Refined petroleum products	839	754
Total	1,299	1,190

Average terminaling revenue per barrel (dollars)	$0.35	0.33

Storage, processing and other revenues (millions of dollars)	$109	105
Total operating revenues (millions of dollars)	$270	265

Joint Venture Operating Data(3)
Crude oil, refined petroleum products and natural gas liquids (thousands of barrels daily)	699	668
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q4 2018	Q3 2018
Capital Expenditures and Investments
Expansion	$311	173
Maintenance	20	24
Total Partnership	331	197
Predecessors	—	—
Total Consolidated	$331	197

Phillips 66 Partners Reports Fourth-Quarter Earnings

Cash Distributions

	Millions of Dollars Except as Indicated
	Q4 2018	Q3 2018
Cash Distributions†
Common units—public	$46	44
Common units—Phillips 66	58	55
General partner—Phillips 66	67	61
Total	$171	160

Cash Distribution Per Common Unit (Dollars)	$0.835	0.792

Coverage Ratio*	1.39	1.36
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.40x and 1.59x at Q4 2018 and Q3 2018, respectively.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income

	Millions of Dollars
	Q4 2018	Q3 2018

Net income attributable to the Partnership	$221	217
Plus:
Net income attributable to Predecessors	—	—
Net Income	221	217
Plus:
Depreciation	30	30
Net interest expense	28	28
Income tax expense	2	—
EBITDA	281	275
Proportional share of equity affiliates’ net interest, taxes and depreciation	28	30
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	309	305
Plus:
Deferred revenue impacts*†	(1)	(5)
Less:
Equity affiliate distributions less than proportional EBITDA	14	22
Maintenance capital expenditures†	19	23
Net interest expense	28	28
Preferred unit distributions	9	9
Distributable cash flow	$238	218
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities

	Millions of Dollars
	Q4 2018	Q3 2018

Net Cash Provided by Operating Activities	$240	255
Plus:
Net interest expense	28	28
Income tax expense	2	—
Changes in working capital	14	(7)
Undistributed equity earnings	—	(2)
Deferred revenues and other liabilities	(2)	1
Other	(1)	—
EBITDA	281	275
Proportional share of equity affiliates’ net interest, taxes and depreciation	28	30
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	309	305
Plus:
Deferred revenue impacts*†	(1)	(5)
Less:
Equity affiliate distributions less than proportional EBITDA	14	22
Maintenance capital expenditures†	19	23
Net interest expense	28	28
Preferred unit distributions	9	9
Distributable cash flow	$238	218
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.